Exhibit 10.29

RELEASE AGREEMENT
This Release Agreement (this “Agreement”) by and between A.W. Homan (“Executive”) and Prothena Biosciences Inc, a Delaware corporation (the “Company”) is made effective as of the eighth day following the date that the Company and Executive sign this Agreement (the “Effective Date”), with reference to the following facts:
A.    Executive and the Company previously entered into that certain Amended and Restated Retirement Transition Letter Agreement, dated as of July 1, 2019 (the “Retirement Letter”).
B.    Pursuant to the Retirement Letter, Executive’s status as an officer of its ultimate parent entity Prothena Corporation plc (“Prothena”) and as an officer and/or director of Prothena’s subsidiaries ended on July 1, 2019 (the “Officer Resignation Date”), and Executive’s status as an employee of the Company ended on October 1, 2019 (the “Separation Date”).
C.    Executive and the Company want to end their relationship amicably and also to confirm the obligations of the parties including, without limitation, all amounts due and owing to Executive.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
1.Separation Date. Executive acknowledges and agrees that (i) Executive’s status as an officer of Prothena and as an officer and/or director of Prothena’s subsidiaries ended on the Officer Resignation Date and (ii) Executive’s status as an employee of the Company ended on the Separation Date.
2.Final Paycheck; Reimbursement of Expenses.
(a)Final Paycheck. Executive acknowledges that on the Separation Date, the Company paid to Executive all accrued but unpaid wages and all accrued and unused vacation earned through the Separation Date (subject to standard payroll deductions and withholdings). Executive is entitled to retain these payments regardless of whether Executive executes this Agreement.
(b)Business Expenses. As soon as administratively practicable after the Separation Date, the Company will reimburse Executive for all outstanding business expenses incurred by Executive prior to the Separation Date that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s standard procedures with respect to reporting and documenting such expenses. Executive is entitled to and will receive these reimbursements regardless of whether Executive executes this Agreement.
3.Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement and Executive’s performance of Executive’s continuing obligations pursuant to this Agreement and the Employee Proprietary Information and Invention Assignment Agreement between Executive and the Company (the “Confidentiality Agreement”), to provide Executive the following payments and benefits as consideration for Executive’s promises in this Agreement:
(a)Payment in Lieu of Bonus. In accordance with and subject to the terms of the Retirement Letter, the Company will pay to Executive a lump-sum payment in the amount of $94,774.12 (before applicable tax and other withholdings), which represents Executive’s target bonus for 2019 based on Executive’s eligible earnings for 2019 (the “Bonus-Related Payment”). The Company will pay the Bonus-Related Payment, less applicable withholdings, to Executive within ten (10) business days after the Effective Date.
(b)Stock Options. In accordance with the terms of the Retirement Letter, each of Executive’s options to purchase ordinary shares of Prothena (collectively, the “Options”) that is vested as of the Separation Date shall remain exercisable through the first anniversary of the Separation Date. Any vested Options not exercised during such period shall terminate immediately following the first anniversary of the Separation Date. Each of Executive’s Options that is unvested as of the Separation Date shall terminate and be forfeited as of the Separation Date. The agreements evidencing the Options (the “Option Agreements”) shall be deemed amended to the extent necessary to reflect this Section 3(b).
All payments under this Agreement will be subject to applicable tax and other withholdings. To the extent any taxes may be payable by Executive for the benefits provided to Executive under this Agreement beyond those taxes withheld by the Company, Executive will pay them and indemnify and hold the Company and the other Releasees (defined below) harmless for and against any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.
4.Full Payment. Executive acknowledges that the payments and arrangements provided for herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement, the Option Agreements, the Deed of Indemnification by and between Prothena and Executive (the “Indemnification Agreement”) and the Retirement Letter, this Agreement shall supersede each agreement entered into between Executive and the Company or Prothena regarding Executive’s employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement shall be deemed terminated and of no further effect as of the Separation Date.
5.Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of the other Releases (defined below) for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (“Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims for:
(i)any pay, compensation, or benefits (whether under the Fair Labor Standards Act or otherwise) including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing or separation or severance pay/benefits;
(ii)any compensatory, emotional or distress damages, punitive or liquidated damages, attorneys’ fees, costs, interest or penalties;
(iii)any violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;
(iv)any unlawful or tortious conduct such as assault or battery, background check violations, defamation, detrimental reliance, fiduciary breach, fraud, indemnification, intentional or negligent infliction of emotional distress, interference with contractual or other legal rights, invasion of privacy, loss of consortium, misrepresentation, negligence (including negligent hiring, retention, or supervision), personal injury, promissory estoppel, public policy violation, retaliatory discharge, safety violations, posting or records-related violations, wrongful discharge, or other federal, state or local statutory or common law matters;
(v)any discrimination based on age (including under the Age Discrimination in Employment Act (the “ADEA”)), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, genetic information, immigration status, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity (including under the Sarbanes-Oxley, Dodd-Frank and False Claims Acts), other legally protected status or activity, or any allegation that payment under this Agreement was affected by any such discrimination;
(vi)any participation in any class or collective action against the Company.

(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)Claims that cannot be waived, such as for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims for any benefit entitlement vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)Claims for breach of this Agreement; and
(vi)Claims for indemnification under the Indemnification Agreement, the Company’s Bylaws, Prothena’s Constitution, California Labor Code Section 2802 or any other applicable law.
(c)Rights with Respect to Administrative Agencies. Neither the release section(s) above nor anything else in this Agreement limit Executive’s rights to file a charge with any administrative agency, such as the U.S. Equal Employment Opportunity Commission (the “EEOC”) or a state fair employment practices agency, communicate directly with or provide information to an agency, or otherwise participate in an agency investigation or other administrative proceeding. However, Executive does give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings; provided, however, that Executive may receive money properly awarded to Executive by the U.S. Securities and Exchange Commission as a reward for providing information to that agency.
(d)Whistleblower Protection; Trade Secrets. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any federal agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company or Prothena that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(e)Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)Executive should consult with an attorney before signing this Release;
(ii)Executive has been given at least twenty-one (21) days to consider this Release and Executive must sign and return this Release to the Company within that time period if Executive wants to receive the payments or benefits provide for in this Release; and
(iii)Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by Section 3 of the Separation Agreement unless and until such seven (7) day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Release to Kevin Hickey, the Company’s Vice President, Human Resources, in person or by fax to (650) 745-2698.
(f)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
6.Promise Not To Sue. A “promise not to sue” means Executive promises not to sue any Releasee in court. This is different from the release in Section 5. In addition to releasing claims covered by that release, Executive agrees never to sue any Releasee for any reason covered by that release; provided, however, that Executive may file a suit to enforce this Agreement or to challenge its validity under the ADEA. If Executive sues a Releasee in violation of this Agreement Executive will be required to pay that Releasee’s attorneys’ fees and other litigation costs incurred in defending against Executive’s suit, or alternatively the Company can require Executive to return all but $1,000 of the payments and benefits provided to Executive under this Agreement; in addition, the Company will be excused from any remaining obligations that exist solely because of this Agreement. This Section 6 shall not affect the validity of this Agreement and any payment provided for in this Section 6 shall not be deemed to be a penalty or forfeiture.
7.Non-Admission. Neither the Company’s offer of this Agreement nor any payment or benefit provided for in this Agreement are an admission that Executive has a viable claim against the Company or any other Releasee. Each Releasee denies all liability to Executive.
8.Non-Disparagement, Transition, Transfer of Company Property.
(a)Non-Disparagement. Executive will not disparage, criticize or defame the Company or Prothena, or their respective affiliates or their directors, officers, employees, agents, partners, shareholders or businesses, either publicly or privately. Prothena’s current directors and officers will not disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 8(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(b)Transition. Each of the Company and Executive will use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other employees of the Company or its affiliates.
(c)Return of Company Property. Executive has turned over to the Company all files, memoranda, records and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control as of the Separation Date.
9.Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company, Prothena or any affiliate of either with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has been paid all compensation, wages, paid time off, bonuses, commissions and/or benefits to which Executive may be entitled and no other compensation, wages, paid time off, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) Executive has had the opportunity to negotiate this Agreement with the Company, Executive has had the opportunity seek the advice of Executive’s attorney, Executive has relied on Executive’s own informed judgment and/or that of Executive’s attorney in deciding whether to enter into this Agreement, Executive understands the terms of this Agreement, Executive has not relied upon any promises or representations not set forth in this Agreement in deciding to enter into this Agreement, and Executive is signing this Agreement knowingly and voluntarily, (e) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (f) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
10.Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments provided for in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.
11.Executive’s Cooperation.  After the Separation Date, Executive will cooperate with the Company, Prothena and their respective affiliates, upon their reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company, Prothena or their respective affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s ability to engage in gainful employment.
12.SEC Requirements Under Section 16.
(a)Section 16(a) Reporting. Executive hereby certifies that Executive has reported to the Company all ownership of and transactions in Prothena securities (including any change in the nature of Executive’s ownership in such securities, such as by moving such securities from direct ownership into a trust account) that are required to be reported on a Form 3, Form 4 and/or Form 5 pursuant Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b)Section 16(b) Short-Swing Profit Liability. Executive acknowledges that to the extent Executive engaged in any transaction in Prothena securities during the six-month period prior to the Officer Resignation Date, Executive will have continuing obligations under Section 16(b) of the Exchange Act to disgorge profits on any “matchable” transaction in Prothena securities for up to six (6) months following the Officer Resignation Date. Executive will not undertake, directly or indirectly, any such transaction in Prothena securities that would be “matchable” under Section 16(b) of the Exchange Act.
13.Section 409A of the Code. This Agreement is intended, to the greatest extent permitted under applicable law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no payments or benefits provided under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this

Agreement shall be made consistent with such exemption. Executive’s right to receive a series of installment payments under this Agreement, if any, shall be treated as a right to receive a series of separate payments. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Separation Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this Section 13 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
14.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive will indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement will inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees and legatees. None of Executive’s rights or obligations under this Agreement may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
15.Company Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors, assigns, personnel and legal representatives.
16.Enforceability. If any court or arbitrator(s) determines that any part of this Agreement is invalid unenforceable, (a) the application of such provision shall be interpreted so as best to effect the intent of the parties to this Agreement, (b) the parties shall replace such provision with a valid and enforceable provision that will achieve, to the greatest extent possible, the purposes of such provision, and (c) the remainder of this Agreement shall be enforceable.

17.Injunctive Relief. Executive acknowledges that Executive’s breaches this Agreement would cause the Company irreparable harm for which money would not be adequate compensation. Executive therefore agrees that, in the event of Executive’s breach of this Agreement, the Company shall be entitled to preliminary and permanent injunctive relief, in addition to any other relief determined to be appropriate, as well as recovery of attorneys’ fees and other costs incurred by the Company to enforce this Agreement.
18.Waivers. Any waiver by the Company or by the Executive of any of right under this Agreement must be in writing and signed by both parties to this Agreement. No waiver by the Company or Executive of any right shall be construed as a waiver of any other right. No waiver or indulgence by the Company of any failure by Executive to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition.
19.Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Option Agreements, the Indemnification Agreement and the Retirement Letter, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company or Prothena with regard to the subject matter hereof, including without limitation, the Severance Plan and the Incentive Plan. Executive acknowledges and agrees that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
20.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Separation and Release Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

/s/ A. W. Homan          October 1, 2019
A.W. Homan                        Date

PROTHENA BIOSCIENCES INC

By:     /s/ Michael J. Malecek          October 1, 2019
Name: Michael J. Malecek                        Date
Title: Secretary and CLO